EXHIBIT 5.1

July 16, 2018

Tilray, Inc.

1100 Maughan Road

Nanaimo, BC, Canada, V9X IJ2

Ladies and Gentlemen:

We have acted as counsel to Tilray, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-225741) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including the related prospectuses filed with the Registration Statement (the “Prospectuses”), covering an underwritten public offering of an aggregate of up to 10,350,000 shares of the Company’s Class 2 Common Stock, par value $0.0001 (“Shares”) (including up to 1,350,000 Shares that may be sold by the Company upon exercise of an over-allotment option to be granted to the underwriters).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and Prospectuses, (b) the Company’s Certificate of Incorporation and Bylaws, as currently in effect as of the date hereof, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold at a price established by the Board of Directors of the Company, or the Pricing Committee thereof, in accordance with Section 153 of the General Corporation Law of the State of Delaware (the “DGCL”).

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except we have not assumed the due execution and delivery by the Company of any such documents). As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Registration Statement and the Prospectuses, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectuses included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Alan D. Hambelton
Alan D. Hambelton

Cooley LLP    1700 Seventh Avenue, Suite 1900    Seattle, WA 98101-1355

t: (206) 452-8700    f: (206) 452-8800 cooley.com